Quest Diagnostics Elects Wright Lassiter III to Board of Directors

SECAUCUS, N.J., March 12, 2020 /PRNewswire/ -- Quest Diagnostics (NYSE: DGX), the world's leading provider of diagnostic information services, today announced that its Board of Directors has elected Mr. Wright L. Lassiter III to serve as a director.  Including Mr. Lassiter, the company's Board has 10 members.

Mr. Lassiter is the President and CEO of Henry Ford Health System, overseeing a $7.5 billion system comprised of six hospitals, a health plan and a wide range of ambulatory, retail and related health services consisting of more than 250 locations and 32,000 employees.  Immediately prior to joining Henry Ford, Mr. Lassiter was CEO of Alameda Health System in Oakland, Calif.
"As a health care leader with over three decades experience in large, complex academic health systems, Wright's insights will be invaluable as we look to make an even bigger impact in the evolving health care landscape," said Steve Rusckowski, Chairman, CEO and President. "We are pleased to welcome him to our Board."
Daniel C. Stanzione, Ph.D., Lead Independent Director, added: "Wright is an innovator, a collaborator and a leader.  We are fortunate that he has joined our Board and we look forward to working with him."
Mr. Lassiter currently serves as the Board Vice Chair for the Federal Reserve Bank of Chicago; he also chairs its Governance and Nominating Committee and serves on the Audit Committee.  In the non-profit sector, he serves on the boards of LeMoyne College, the Detroit Chamber of Commerce, the Detroit Children's Fund and the Detroit Regional Partnership.
About Quest Diagnostics
Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 47,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com

CONTACT: For further information: Dennis Moynihan, Quest Diagnostics (Media): 973-520-2800, Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900